 Exhibit 99.1

MCEWEN MINING: Q3 2020 PRODUCTION AND EXPLORATION RESULTS

TORONTO, October 15, 2020 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) reports consolidated production for Q3 2020 was 23,100 gold ounces and 575,000 silver ounces, or 30,400 gold equivalent ounces(1)(GEOs), at the average gold:silver price ratio for the quarter of 79:1. Production rebounded during Q3 after the successful restart of all four of our operations, which were temporary suspended during Q2, largely due to actions taken to prevent the spread of COVID-19 amongst our workers, business partners, and communities.

	Consolidated Production Summary
	Q1		Q2		Q3
	2019	2020	2019	2020	2019	2020
Gold (oz)	26,900	29,200	36,200	15,700	35,000	23,100
Silver (oz)	703,200	553,200	850,500	359,400	947,100	575,000
GEOs(1)	36,300	35,100	45,900	19,200	45,900	30,400

Black Fox Mine, Timmins, Canada (100%)

In Q3, Black Fox produced 5,800 GEOs, compared to 2,200 GEOs in Q2. The mine is benefitting from the additional development work completed during Q2 that increased mining flexibility. We expect production to continue to trend higher during Q4, and mining from Black Fox to continue into H1 2021, while we transition to mining the Froome deposit.

Froome – Development

Development of underground access to the Froome deposit, located a half mile (800 m) west of the Black Fox mine, is on track, having advanced 47% by the end of the quarter. We plan to reach the deposit in Q2 2021 and achieve commercial production from Froome in Q4 2021. Froome offers several benefits compared to Black Fox such as straighter more efficient haulage, wider and more consistent mineralization, and lower cost bulk mining methods. We are targeting an average annualized production rate of 40-45,000 GEOs per year from Froome over a period of approximately 2.5 years.

Fox Complex Expansion – Economic Study

We have engaged an independent engineering group to complete a Preliminary Economic Assessment (PEA) on the Grey Fox - Black Fox, Stock and Timmins resources utilizing our existing central milling capacity. The PEA is expected to be completed in Q4 2020 and will identify the optimal business case on which to complete a feasibility study in 2021. Combined, the Fox Complex deposits host nearly 3.0 million gold ounces of Measured and Indicated resources, and an additional 1.0 million gold ounces of Inferred resources (2). The objective of the PEA is to develop a plan for the Fox Complex where it would grow to an annual production of 100-150,000 ounces of gold, at a cash cost of $800/oz and an all-in sustaining cost (AISC) of $1,050/oz, over a 10-year life. Production growth is envisioned to start ramping up in 2022.

Grey Fox and Stock – 2020 Exploration

On September 10th we completed a flow-through financing, which provides US$10 million for exploration activities in the Timmins region over the next 1-2 years. The initial focus is on two high-potential targets, Stock West and Whiskey Jack. Both of these targets returned very encouraging results during the 2018-2019 drilling campaigns, and we are looking forward to continue exploration at these exciting discoveries, with the objective to define additional resources.

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Whiskey Jack Target

Drilling 650 feet (200 m) north of existing resource blocks at the Grey Fox deposit in 2019 resulted in the discovery of a new zone called Whiskey Jack that returned 9.9 g/t Au over 39 m and 9.7 g/t Au over 6 m in hole 19GF-1248. The 2020 drilling has been designed to: a) test for extensions of the gold mineralization, which is open at depth and along strike (see Figure 1), and b) infill the central discovery area with 100 ft (30 m) spaced drilling, in order to assess gold distribution and the potential to define additional resources.

Drilling started in September and visible gold is showing in 6 of the 9 new holes logged to date, similar to the ratio observed during the 2019 drilling campaign. Highlights of the first new drill holes(3) in the Whiskey Jack target are as follows:

20.0 g/t Au over 6.7 m from hole 20GF-1255

16.3 g/t Au over 2.3 m from hole 20GF-1112

9.5 g/t Au over 2.4 m (core length) from hole 20GF-1152

Figure 1: Whiskey Jack – Longitudinal Section

http://mcewenmining.com/files/doc_news/archive/2020/20201000/Fig1_WJ_LS.pdf

A complete summary of new drilling results from Whiskey Jack is available here:

http://mcewenmining.com/files/doc_news/archive/2020/20201000/WJ_comp.xlsx

San José Mine, Santa Cruz, Argentina (49%(4))

In Q3, San José produced 8,600 gold ounces and 571,000 silver ounces, for a total of 15,900 GEOs, compared to 9,000 GEOs in Q2. Lower average gold to silver price ratio of 79:1 during the quarter (versus 104:1 during Q2), resulted in higher gold equivalent production. The mine continued to operate below normal capacity during Q3 due to government-imposed COVID-19 travel restrictions that create challenges in mobilizing personnel to the site.

Gold Bar Mine, Nevada (100%)

In Q3, Gold Bar produced 6,800 GEOs, compared to 6,100 GEOs in Q2. During the quarter we progressed several key business improvement initiatives supporting the turnaround of our operations, which include improving contractor mining efficiencies, assessing material handling and processing alternatives, and further definition drilling at the Gold Pick deposit (see Figure 2), designed to upgrade mineral resources from Inferred to Indicated. A new reserve estimate and feasibility study update for Gold Bar are expected to be announced towards the end of Q4.

Highlights of the results(3) from this recently completed 28-hole drill program are as follows:

1.8 g/t Au over 90 ft (27.4 m) from hole GB769

3.1 g/t Au over 70 ft (21.3 m) from hole GB824

2.1 g/t Au over 130 ft (39.6 m) from hole GB828

4.1 g/t Au over 60 ft (18.3 m) from hole GB830

2.3 g/t Au over 65 ft (19.8 m) from hole GB833

2.1 g/t Au over 80 ft (24.4 m) from hole GB841

Figure 2: Gold Pick Drilling – Plan Map

http://mcewenmining.com/files/doc_news/archive/2020/20201000/Fig2_GP.pdf

A complete summary of new drilling results from Gold Pick is available here:

http://mcewenmining.com/files/doc_news/archive/2020/20201000/GP_Comp.xlsx

El Gallo Project, Sinaloa, Mexico (100%)

In Q3, El Gallo produced 1,900 GEOs from residual leaching of the heap leach pad, compared to 1,900 GEOs in Q2. An updated feasibility study for the Fenix Project is being finalized, and we expect to release the results in Q4.

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Financial Results

Operating costs for the quarter ended September 30, 2020 will be released with our 10-Q Quarterly Financial Statements.

Notes:

(1)	'Gold Equivalent Ounces' are calculated based on a gold to silver price ratio of 75:1 for Q1 2019, 88:1 for Q2 2019, 87:1 for Q3 2019, 94:1 for Q1 2020,104:1 for Q2 2020 and 79:1 for Q3 2020.
(2)	Resources and Reserves for all the McEwen Mining projects can be found on our website: https://www.mcewenmining.com/operations/reserves-and-resources/default.aspx
(3)	Intercept lengths are estimated true width unless otherwise indicated.
(4)	The San José Mine is 49% owned by McEwen Mining Inc. and 51% owned and operated by Hochschild Mining plc.

Technical Information

The technical content of this news release has been reviewed and approved by Peter Mah, P.Eng., COO of McEwen Mining and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Technical information pertaining to Black Fox geology and exploration contained in this news release has been prepared under the supervision of Ken Tylee, P.Geo. Mr. Tylee is Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Technical information pertaining to Gold Bar geology and exploration contained in this news release has been prepared under the supervision of Kevin Kunkel, CPG. Mr. Kunkel is a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

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ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer with operating mines in Nevada, Canada, Mexico and Argentina. It also owns a large copper deposit in Argentina. McEwen Mining’s goal is to create a profitable gold and silver producer focused in the Americas.

McEwen Mining has approximately 409 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 20% of the shares.

CONTACT INFORMATION:
Investor Relations: (866)-441-0690 Toll Free (647)-258-0395 Mihaela Iancu ext. 320 info@mcewenmining.com

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

Facebook: facebook.com/mcewenrob

Twitter: twitter.com/mcewenmining

Twitter: twitter.com/robmcewenmux

Instagram: instagram.com/mcewenmining

150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

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